EXHIBIT 99.1

Waste Industries USA, Inc. Announces Completion of Credit Facility Refinancing

Raleigh, N.C., September 4, 2003/PRNewswire-First Call/—Waste Industries USA, Inc. (NASDAQ: WWIN), a regional, non-hazardous solid waste services company, today announced it has completed the refinancing of its senior secured revolver credit facility. The new $175 million facility matures in February 2007 and replaces the facility expiring in November 2004.

The company may increase the new facility up to $200 million at any time prior to maturity. The new facility allows the company to pay cash dividends in a maximum amount of $3.5 million in any fiscal year if in compliance with a fixed charge coverage ratio. The financial covenants generally are consistent with those in the prior facility and include leverage covenants and an interest coverage covenant.

“We are pleased that we were able to successfully negotiate a new credit facility that we believe provides us with the flexibility to execute our growth strategy,” said Steve Grissom, Chief Financial Officer of Waste Industries. “We thank the participating banks for the support the facility gives our company.”

Fleet Securities served as facility Arranger with Branch Banking and Trust as Documentation Agent and Wachovia Bank as Syndication Agent. Other participant banks include Comerica, RBC Centura, LaSalle Bank and Bank of America.

The credit agreement will be filed with the SEC as an exhibit in a Form 8-K.

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Tennessee, Georgia, Mississippi, and Florida. We currently operate 36 collection operations, 28 transfer stations, approximately 90 county convenience drop-off centers, eight recycling facilities and 11 landfills in the southeastern U.S.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the statement will include words such as “should,” “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to risks and uncertainties, such as risks in managing liquidity and capital resources, difficulties in managing rapid growth, integrating and managing acquired operations, identifying and completing future acquisition targets, the development and operation of landfills and economic conditions that could cause actual results to differ materially from those currently anticipated. Consider these factors carefully in evaluating the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements.